WARRANT AGREEMENT

WARRANT AGREEMENT, (this “Agreement”) dated as of [•], 2024, between FingerMotion, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), and VStock Transfer, LLC (the “Warrant Agent”).

WITNESSETH

WHEREAS, the Company’s Board of Directors has declared a dividend of one (1) warrant (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued on [•], 2024 (the “Issuance Date”) for each share of Common Stock issued and outstanding at the Close of Business (as defined below) on [•], 2024, and each ten (10) Warrants shall be exercisable to purchase one (1) share of Common Stock at the Exercise Price (as defined below), upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1	Certain Definitions

For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Exchange Act.

(b) “Business Day” means any day other than a Saturday, Sunday, any day which is a federal legal holiday in the United States or a day on which The Nasdaq Stock Market, LLC or banking institutions in the state of New York are authorized or obligated by law or executive order to close.

(c) “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(d) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(e) “Exercise Price” means $7.00 per share of Common Stock, as adjusted from time to time pursuant to Section 10 hereof.

(f) “Expiration Date” means [•], 2026.

(g) “Fair Market Value” of any property, securities or assets means the fair market value of such property, securities or assets, taking into account, among other things, any consideration received by the Company or a subsidiary therefor, as determined in good faith by the Company’s Board of Directors (which good faith determination shall be conclusive and binding).

(h) “Market Price” means, for any date, the average VWAP for the Common Stock for the consecutive 10 Trading Days immediately prior to such date.

(i) “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(j) “Securities Act” means the United States Securities Act of 1933, as amended.

(k) “Trading Day” means a day on which the principal Trading Market for the Common Stock is open for trading.

(l) “Trading Market” means each of NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

(m) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the security is then listed or quoted on a Trading Market, the daily volume weighted average price of the security for such date (or the nearest preceding date) on the Trading Market on which the security is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (ii) if the security is not then listed or quoted on a Trading Market and if the security is then quoted on the OTCQX Best Market or the OTCQB Venture Market, as applicable, the most recent bid price per share or unit of the security so reported, (iii) if the security is not then quoted for trading on the OTCQX or the OTCQB, and if prices for the security are then reported in the OTC Pink Open Market, the most recent bid price per share or unit of the security so reported, or (iv) in all other cases, the fair market value of a share or unit of the security as determined by the Company's Board of Directors in reliance on the advice of a nationally recognized independent investment banking firm retained and paid by the Company for this purpose.

(n) “Warrant Certificate” means a certificate in substantially the form attached as Exhibit 1 hereto representing such number of Warrants as is indicated on the face thereof.

(o) “Warrant Shares” means the shares of Common Stock issuable on exercise of the Warrants.

Section 2	Appointment of Warrant Agent

The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants in accordance with the express terms and conditions hereof (and no implied terms and conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement (and no duties or obligations shall be inferred or implied). The Company may from time to time appoint such co-warrant agents as it may, in its sole discretion, deem necessary or desirable upon ten (10) days prior written notice to the Warrant Agent. The Warrant Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-warrant agents. In the event the Company appoints one or more co-warrant agents, the respective duties of the Warrant Agent and any co-warrant agent shall be as the Company shall reasonably determine, provided that such duties and determination are consistent with the terms and provisions of this Agreement.

Section 3	Form of Warrant Certificates

Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit 1 hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer, Senior Vice President, Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal, if any. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”). Unless and until countersigned by the manual or facsimile signature of the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by a Holder (as defined below). Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

Section 4	Registration

The Warrant Agent shall maintain books (“Warrant Register”), for the registration of the original issuance and the registration of any transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders (as defined below) in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are DTC (as defined below) eligible as of the Issuance Date, all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depository” or “DTC”) and registered in the name of Cede & Co., as nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Warrants are not DTC eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent to make other arrangements for book-entry settlement within ten (10) Business Days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) Business Days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall, upon written instructions from the Company, provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Holders definitive Warrant Certificates in physical form evidencing such Warrants. Such definitive Warrant Certificates shall be in substantially the form attached as Exhibit 1 hereto.

Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee shall be deemed the “beneficial owner” thereof; provided, that all such beneficial interests shall be held through a Participant which shall be the registered holder of such Warrants. As used herein, the term “Holder” refers only to a registered holder of the Warrants.

Section 5	Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates

(a) Subject to the provisions of Section 13 hereof and the last sentence of this first paragraph of Section 5 and subject to applicable law, rules or regulations, restrictions on transferability that may appear on Warrant Certificates in accordance with the terms hereof or any “stop transfer” instructions the Company may give to the Warrant Agent in writing, at any time after the Close of Business on the date hereof, at or prior to the Close of Business on the Expiration Date, any Warrant Certificate(s) may be transferred, split up, combined or exchanged for another Warrant Certificate(s), entitling the registered holder to purchase a like number of shares of Common Stock as the Warrant Certificate(s) surrendered then entitled such holder to purchase. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent, duly executed by the Holder thereof, or by a duly authorized attorney, together with any other reasonable requirements of the Warrant Agent which requirements, for any transfers, shall include reasonable evidence of authority to transfer. Such evidence of authority shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent. Thereupon, subject to the last sentence of this first paragraph of Section 5, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants. The Company or Warrant Agent may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto.

(b) The Warrant Agent shall issue replacement Warrant Certificates for those alleged to have been lost, stolen or destroyed, upon receipt by the Warrant Agent of an open penalty surety bond or other indemnity satisfactory to it and holding it and the Company harmless, absent notice to the Warrant Agent that such Warrant Certificates have been acquired by a bona fide purchaser, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto. The Warrant Agent may, at its option, issue replacement Warrant Certificates for mutilated certificates upon presentation thereof without such indemnity. The Company may require the payment of a sum sufficient to cover any stamp or other tax or charge that may be imposed in connection with any such exchange. The Warrant Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such taxes and/or charges have been paid.

(c) The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, accompanied by appropriate instructions for transfer and any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

Section 6	Exercise of Warrants; Exercise Price; Expiration Date

(a) The Warrants may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at the Close of Business on the Expiration Date, at which time the Warrants shall terminate and become void, and all rights thereunder and under this Agreement shall cease. Subject to the foregoing, a Holder may exercise a Warrant by delivering, not later than 5:00 p.m., New York City time, on any Business Day during the Exercise Period to the Warrant Agent at its office designated for such purpose (i) the Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) shown on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase the Warrant Shares underlying the Warrants to be exercised (an “Election to Purchase”), properly completed and duly executed by the Holder on the reverse of the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) the Exercise Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company. The date on which any Warrant is exercised or deemed to have been exercised (in accordance with Section 6(b), as applicable) is referred to as the “Exercise Date.”

(b) If any of (i) the Warrant Certificate or the Book-Entry Warrants, (ii) the Election to Purchase, or (iii) the Exercise Price therefor, is received by the Warrant Agent after 5:00 p.m., New York City time, the Warrants will be deemed to be received and exercised on the immediately succeeding Business Day. If the date specified as the exercise date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Close of Business on the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Holder. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a Holder of the invalidity of any exercise of any Warrants.

(c) The Warrant Agent shall, for Book-Entry Warrant Certificates, within three Business Days following the Exercise Date, advise the Company or the transfer agent and registrar in respect of (i) the number of Warrant Shares issuable upon such exercise in accordance with the terms and conditions of this Agreement, (ii) the instructions of each Holder with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (iii) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, and (iv) such other information as the Company or such transfer agent and registrar shall reasonably require.

(d) The Company shall, by 5:00 p.m., New York City time, on the third Business Day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the aggregate Exercise Price, execute, issue and deliver to the Warrant Agent, the Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder. Within three Business Days of receipt of the Warrant Shares, the Warrant Agent shall transmit such Warrant Shares to, or upon the order of, such Holder.

(e) In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise of any Warrants, provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the Participant, as the case may be, through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

(f) Notwithstanding the foregoing, the Company shall not be obligated to deliver any Warrant Shares pursuant to the exercise of a Warrant unless (i) a registration statement (the “Registration Statement”) under the Securities Act with respect to the Warrant Shares issuable upon exercise of such Warrants is effective and a current prospectus relating to the Warrant Shares issuable upon exercise of the Warrants is available for delivery to the Holders, or (ii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the Holder resides. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise or issuance would be unlawful. In the event a Registration Statement under the Securities Act with respect to the Warrant Shares is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a Holder in any state, the Holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. The Company agrees to use its commercially reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act of the Warrant Shares and ensure that a prospectus is available for delivery to the Holders until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its commercially reasonable efforts to register the Warrant Shares under the blue sky laws of the states of residence of exercising Holders, if permitted by the blue sky laws of such jurisdictions, in the event that an exemption is not available.

(g) In the event of any exercise, the Company shall instruct the Warrant Agent to record cost basis for newly issued Warrant Shares as reasonably determined by the Company promptly after such exercise and prior to processing by Warrant Agent.

Section 7	Cancellation and Destruction of Warrant Certificates

All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled certificates.

Section 8	Certain Representations; Reservation and Availability of Shares of Common Stock or Cash

(a) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) As of [•], 2024, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock (the “Preferred Stock”), par value $0.0001 per share, of which [•] shares of Common Stock are issued and outstanding, nil shares of Preferred Stock are issued and outstanding, [•] shares of Common Stock are reserved for issuance upon exercise of the Warrants, and [•] shares of Common Stock are reserved for issuance upon the exercise of other outstanding warrants and stock options. There are no other outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company any class of capital stock of the Company.

(c) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants.

(d) The Warrant Agent will create a special account for the issuance of Warrants and Warrant Shares. The Company shall provide an opinion of counsel prior to the Issuance Date to set up a reserve of Warrants and Warrant Shares. The opinion shall state that:

(i)	the Warrants and the Warrant Shares are registered under the Securities Act, or are exempt from such registration;

(ii)	the Warrants are duly authorized, and, when issued and distributed by the Company in accordance with and in the manner described in this Agreement, the Warrants will be validly issued, fully paid and non-assessable; and

(iii)	the Warrant Shares are duly authorized, and, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Warrants, will be validly issued, fully paid and non-assessable.

(e) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrants or Warrant Shares. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant or the issuance or delivery of Warrant Shares in a name other than that of the Holder of the Warrant evidencing Warrants surrendered for exercise or to issue or deliver any certificate for Warrant Shares upon the exercise of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the holder of such Warrant at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

Section 9	Common Stock Record Date

Each Person in whose name any certificate for Warrant Shares is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrants were duly surrendered and payment of the Exercise Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

Section 10	Adjustment of Exercise Price, Number of Shares of Common Stock or Number of Warrants

The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in this Section 10.

(a) Dividends, Subdivisions, Reclassifications or Combinations. The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or reclassification of Common Stock into a greater number of shares or the combination of or reclassification of Common Stock into a smaller number of shares, in which event the Exercise Price will be adjusted based on the following formula:

EP1	=	EP0 x (OS0 / OS1)

Where

EP0	=	the Exercise Price in effect at the Close of Business on the record date

EP1	=	the Exercise Price in effect immediately after the record date

OS0	=	the number of shares of Common Stock outstanding at the Close of Business on the record date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event

Upon each adjustment of the Exercise Price pursuant to this subsection (a), each Warrant shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon exercise of the Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

(b) Certain Issuances of Convertible Securities. The issuance to all holders of Common Stock of rights, options or warrants entitling them to purchase shares of Common Stock for no consideration or for consideration at less than the Market Price ending on the Trading Day immediately preceding the announcement date of the issuance, in which event the Exercise Price will be adjusted based on the following formula:

EP1	=	EP0 x (OS0 + Y) / (OS0 + X)

where,

EP0	=	the Exercise Price in effect at the Close of Business on the record date

EP1	=	the Exercise Price in effect immediately after the record date

OS0	=	the number of shares of Common Stock outstanding at the Close of Business on the record date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Price ending on the Trading Day immediately preceding the announcement date of the issuance of such rights, options or warrants

If such rights, options or warrants are not issued, the Exercise Price will remain the same as had a record date for such distribution not been fixed. Additionally, to the extent that Common Stock is not delivered after the expiration of such rights, options or warrants, the Exercise Price will be readjusted to be the Exercise Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

In determining whether any rights, options or warrants entitle their holders to subscribe for or purchase shares of Common Stock at less than the Market Price, and in determining the aggregate offering price of such shares, there shall be taken into account, among other things, any consideration received by the Company for such rights, options or warrants and any amount payable on the exercise or conversion thereof, as determined in good faith by the Company’s Board of Directors (which good faith determination shall be conclusive and binding).

(c) Other Distributions. The dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company or a subsidiary (other than Common Stock), rights to acquire capital stock of the Company or a subsidiary or evidences of the Company’s indebtedness or the Company’s assets (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or (d) or (e) below) in which event the Exercise Price will be adjusted based on the following formula:

EP1	=	EP0 x (SP0 — FMV) / SP0

where,

EP0	=	the Exercise Price in effect at the Close of Business on the record date

EP1	=	the Exercise Price in effect immediately after the record date

SP0	=	the Market Price as of the record date

FMV	=	the Fair Market Value, on the record date, of the shares of capital stock, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock

However, if the transaction that gives rise to an adjustment pursuant to this subsection (c) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company (a “spin-off”), that are, or, when issued, will be, traded on a Trading Market, then the Exercise Price will instead be adjusted based on the following formula:

EP1	=	EP0 x MP0 / (FMV0 + MP0)

where,

EP0	=	the Exercise Price in effect at the Close of Business on the record date

EP1	=	the Exercise Price in effect immediately after the record date

FMV0	=	the average of the VWAP of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Trading Market that is at that time the principal market for the Common Stock

MP0	=	the average of the VWAP per share of the Common Stock over the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Trading Market that is at that time the principal market for the Common Stock

The adjustment of the Exercise Price under this subsection (c) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the Business Day immediately following the record date for any spin-off. For purposes of determining the Exercise Price in respect of any exercise during a valuation period, references within the portion of this subsection (c) related to spin-offs to 10 Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the Exercise Date.

If any dividend or distribution described in this subsection (c) results in an adjustment to the Exercise Price but such dividend or distribution is not so made, the Exercise Price will be readjusted to be the Exercise Price that would then be in effect had such dividend or distribution not been declared.

(d) Cash Distributions. The Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (i) any cash that is distributed as part of a distribution referred to in clause (c) above, and (ii) any consideration payable in connection with a tender offer referred to in clause (e) below, in which event, the Exercise Price will be adjusted based on the following formula:

EP1	=	EP0 x (SP0 – C)/ SP0

where,

EP0	=	the Exercise Price in effect at the Close of Business on the record date

EP1	=	the Exercise Price in effect immediately after the record date

SP0	=	the Market Price as of the record date

C	=	the amount in cash per share distributed to holders of the Common Stock

If any distribution described in this subsection (d) results in an adjustment to the Exercise Price but such distribution is not so made, the Exercise Price will be readjusted to be the Exercise Price that would then be in effect had such distribution not been declared.

(e) Certain Repurchases. If the Company or one or more of its wholly owned subsidiaries purchases Common Stock in a tender offer subject to Rule 13e-4 under the Exchange Act (not including any exchange offer pursuant to Section 3(a)(9) of the Securities Act) where (i) the number of shares purchased in such tender offer exceeds 30% of the number of shares of Common Stock outstanding on the last date on which tenders may be made pursuant to such tender offer (the “offer expiration date”) and (ii) the cash and value of any other consideration included in the payment per share of Common Stock validly tendered exceeds the average VWAP for the Common Stock for the consecutive 10 Trading Days commencing with the Trading Day immediately after the offer expiration date, in which event the Exercise Price will be adjusted based on the following formula:

EP1	=	EP0 x (SP1 x OS0) / (FMV + (SP1 x OS1))

where,

EP0	=	the Exercise Price in effect at the Close of Business on the offer expiration date

EP1	=	the Exercise Price in effect immediately after the offer expiration date

FMV	=	the Fair Market Value, on the offer expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered and not withdrawn as of the offer expiration date (the “Purchased Shares”)

OS1	=	the number of shares of Common Stock outstanding at the last time tenders may be made pursuant to such tender offer (the “Expiration Time”) less any Purchased Shares

OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares

SP1	=	the average VWAP for the Common Stock for the consecutive 10 Trading Days commencing with the Trading Day immediately after the Expiration Time

The adjustment of the Exercise Price under this subsection (e) will be made at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the offer expiration date, but will be given effect as of the open of business on the Business Day following the offer expiration date. For purposes of determining the Exercise Price in respect of any exercise during the 10 Trading Days commencing on, and including, the Trading Day next succeeding the offer expiration date, references within this subsection (e) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the offer expiration date to, but excluding, the Exercise Date.

If the Company or one or more of its wholly owned subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer but is permanently prevented by applicable law from effecting any such purchase or all or any portion of such purchases are rescinded, the Exercise Price will be readjusted to be the Exercise Price that would then be in effect had such tender offer not been made, or had only been made in respect of the purchases that had been effected.

(f) Other Adjustments. In addition, the Company may, but shall not be required to, make such decreases in the Exercise Price, in addition to those required by this Section 10, as the Company’s Board of Directors considers to be advisable for any reason, including, without limitation, in order to avoid or diminish any income tax to any holders of shares of Common Stock or to any Holders of Warrants resulting from any dividend or distribution of stock or from any event treated as such for income tax purposes or for any other reason, so long as the Company establishes a minimum period of 10 Business Days within which such price reduction will be in effect.

(g) Record Date. For the purpose of this Section 10, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

(h) Adjustment Rules. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Exercise Price pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(i) Calculation of Adjustments. All calculations under the foregoing paragraphs (a), (b), (c), (d) and (e) shall be made to the nearest cent. No adjustment of the Exercise Price need be made under the foregoing paragraphs (a), (b), (c), (d) and (e) if such adjustment (together with any other carried-forward adjustments under this subsection (i)) would amount to a change in the Exercise Price of less than 1.0%; provided, however, that if an adjustment is not made by reason of this subsection (i), such amount shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

(j) Excluded Transactions. No adjustment shall be made to the Exercise Price that would reduce the Exercise Price below the par value per share of Common Stock.

In addition, no adjustment to the Exercise Price shall be made:

(i)	as consideration for or to fund the acquisition by the Company of businesses and/or assets constituting a significant part of a business;

(ii)	in connection with a broadly marketed offering and sale of Common Stock or convertible securities for cash;

(iii)	upon the issuance of any shares of Common Stock or options or rights to purchase those shares or any other award that relates to or has a value derived from the value of the Common Stock or other securities of the Company, in each case issued pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(iv)	for a change in the par value or no par value of the Common Stock; or

(v)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or other security exercisable for, or exchangeable or convertible into, Common Stock that was outstanding as of the date the Warrants were first issued.

(k) Adjustment to Warrant Certificates. Irrespective of any adjustment or change in the Exercise Price or the number of shares of Common Stock issuable upon the exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued may continue to express the Exercise Price per share and the number of shares which were expressed upon the initial Warrant Certificates issued hereunder. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificates that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificates or the rights, duties, liabilities or protections of the Warrant Agent, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for any outstanding Warrant Certificates or otherwise, may be in the form as so changed. For the avoidance of doubt, no change to the Warrant Certificates or this Agreement as a result of an adjustment pursuant to this Section 10 shall require the consent of the Holders of the Warrants or the Warrant Agent.

Section 11	Certification of Adjusted Exercise Price or Number of Shares of Common Stock

Whenever any adjustment is made pursuant to Section 10 or 12, the Company shall cause notice of such adjustment to be mailed to the Warrant Agent within 15 days thereafter, such notice to include in reasonable detail (i) the events precipitating the adjustment, (ii) the computation of any adjustments, and (iii) the Exercise Price, the number of shares or the securities or other property purchasable upon exercise of each Warrant after giving effect to such adjustment. The calculations, adjustments and determinations included in the Company’s notice shall, absent manifest error, be final and binding on the Company, the Warrant Agent and the Holders. The Warrant Agent shall be entitled to rely on such notice and any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such notice. The Warrant Agent shall, within 15 days after receipt of such notice from the Company (which notice must specifically direct the Warrant Agent to perform the mailing), cause a similar notice to be mailed to each Holder.

Section 12	Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance

In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 10), the Holder’s right to receive shares of Common Stock issuable upon exercise of a Warrant shall be converted into the right to exercise a Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of such Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of Common Stock being herein referred to as a “Unit of Reference Property”); and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be achievable, to the Holder’s right to exercise such Warrant in exchange for a Unit of Reference Property pursuant to this paragraph. If the Business Combination causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock per share of Common Stock. For the purposes of this section, “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

Section 13	Fractional Warrants; Fractional Exercise

(a) The Company shall not issue fractions of Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a fraction of a Warrant.

(b) Warrants may be exercised only in whole numbers of Warrant Shares. No fractional Warrant Shares are to be issued upon the exercise of a Warrant, but rather the number of Warrant Shares to be issued shall be rounded up (if the number is 0.5 or above) or down (if the number is less than 0.5), to the nearest whole number. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 3 of this Agreement, and delivered to the Holder at the address specified on the books of the Warrant Agent or as otherwise specified by such Holder. If fewer than all of the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

(c) The holder of a Warrant by the acceptance of the Warrant expressly waives his right to receive any fractional Warrant or any fractional Warrant Shares upon exercise of a Warrant.

Section 14	Agreement of Warrant Certificate Holders

Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and the Warrant Agent and with every other holder of a Warrant Certificate that:

(a) the Warrant Certificates are transferable only on the registry books of the Warrant Agent if surrendered at the office of the Warrant Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and all other information and documents required hereunder; and

(b) the Company and the Warrant Agent may deem and treat the Holder of the Warrant Certificate as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Section 15	Holder Not Deemed a Stockholder

No Holder, solely in its capacity as an owner of a Warrant, shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of the Warrants represented thereby, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon such Holder, solely in its capacity as an owner of a Warrant, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or distributions or subscription rights, or otherwise, until the Warrant or Warrants have been exercised in accordance with the provisions hereof.

Section 16	Concerning the Warrant Agent

(a) Any instructions given to the Warrant Agent orally, as permitted by any provision of this Warrant Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 16.

(b) Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company shall pay to the Warrant Agent such fees as may be separately agreed between the Company and Warrant Agent and the Warrant Agent’s out of pocket expenses in connection with this Warrant Agreement, including, without limitation, the fees and expenses of the Warrant Agent’s counsel. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems.

(c) All amounts owed by the Company to the Warrant Agent under this Warrant Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Warrant Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(d) No provision of this Warrant Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Warrant Agreement or in the exercise of its rights.

(e) As agent for the Company hereunder the Warrant Agent:

(i)	shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company;

(ii)	shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares;

(iii)	shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity reasonably satisfactory to it;

(iv)	may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(v)	shall not be liable or responsible for any recital or statement contained in a Registration Statement or any other documents relating thereto;

(vi)	shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws;

(vii)	may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Warrant Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted;

(viii)	may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel;

(ix)	may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Warrant Agreement;

(x)	is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and

(xi)	shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

(f) In the absence of gross negligence or willful or illegal misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Warrant Agreement. Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

(g) In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Warrant Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

(h) The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Warrant Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

(i) Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the earlier of the Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement.

(j) The provisions of this Section 16, Section 18 and Section 29 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent in accordance with the terms hereof.

Section 17	Purchase or Consolidation or Change of Name of Warrant Agent

Any Person into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any Person succeeding to the stockholder services of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 19. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

Section 18	Duties of Warrant Agent

The Warrant Agent undertakes the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders shall be bound:

(a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in the absence of bad faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company and by the Treasurer or any Assistant Treasurer or the Secretary or Assistant Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock required under any provision of this Agreement (including Sections 10 or 12) or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

(f) The Company shall perform, execute acknowledge and deliver, or cause to be performed, acknowledged, executed and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the Chief Financial Officer or the Corporate Controller of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer.

(h) All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of the services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

(i) The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(j) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(k) The Warrant Agent shall not be obligated to take any legal or other action hereunder which might, in its reasonable judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it.

(l) The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any Registration Statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(m) The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(n) The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

Section 19	Change of Warrant Agent

The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and, in the event that the Warrant Agent or one of its affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock by registered or certified mail, and to the Holders by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the Holders by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by a Holder (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the Holder may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the Holders. However, failure to give any notice provided for in this Section 19, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 20	Issuance of New Warrant Certificates

Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

Section 21	Notices

Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by any Holder to or on the Company, (ii) subject to the provisions of Section 19, by the Company or by any Holder to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to any Holder, shall be deemed given (x) on the date delivered, if delivered personally or via email (other than to the Warrant Agent), (y) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, and (z) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company, to:

FingerMotion, Inc.
111 Somerset Road
Level 3, Singapore 238164

Attention: Martin Shen, CEO

Telecopy: (347) 349-5339
Email: martin.shen@fingermotion.com

(b) If to the Warrant Agent, to:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598

Attention: [•]

Telecopy: [•]
Email: [•]

(c) If to any Holder, to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant may be given by the Warrant Agent on behalf of the Company provided that the Warrant Agent shall have no duty to deliver such notice to any Holder unless Company specifically directs the Warrant Agent to do so in such notice.

Section 22	Supplements and Amendments

(a) No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Warrant Agent may amend or supplement this Warrant Agreement without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Holders. All other amendments and supplements shall require the vote or written consent of Holders of at least 50.1% of the then outstanding Warrants, provided that adjustments may be made to the Warrant terms and rights in accordance with Section 10 without the consent of the Holders.

(b) In addition to the foregoing, with the consent of the Holders entitled, upon exercise of Warrants, to receive not less than a majority of the Warrant Shares issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Holders.

(c) As a condition precedent to the Warrant Agent’s execution of any amendment to this Agreement, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 22. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement, without the written consent of the Warrant Agent.

Section 23	Benefits of this Agreement

This Warrant Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Warrant Agent or the Company shall not be deemed to constitute an assignment of this Warrant Agreement.

Section 24	Governing Law

This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Warrant Agreement may be litigated in courts located within the Borough of Manhattan in the City and state of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Warrant Agreement.

Section 25	Counterparts

This Agreement may be executed in any number of original or facsimile counterparts (by manual or facsimile signature) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 26	Captions

The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 27	Information

The Company agrees to promptly provide the Holders the information it is required to provide to the holders of the Common Stock.

Section 28	Force Majeure

Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 29	Consequential Damages

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FingerMotion, Inc.

By:
Name: Martin J. Shen
Title: CEO

VStock Transfer, LLC

By:
Name:
Title: